UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 23, 2015

HOUSTON AMERICAN ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-222-6966
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                John F. Terwilliger has tendered his resignation as Chairman, Chief Executive Officer, President and a Director of Houston American Energy Corp. (the “Company”), effective April 23, 2015.

(c)                Effective April 23, 2015, John P. Boylan was appointed as Chairman, Chief Executive Officer and President of the Company.  Mr. Boylan has served as a director, and chair of the audit and compensation committees, of the Company since 2006.  Since 2008, Mr. Boylan has owned and operated EJC Ventures, LP, a financial and management consulting firm providing executive and financial management, asset management, corporate finance, risk management, complex financial reporting, crisis management and turnaround services to the oil and gas industry.  In that capacity, Mr. Boylan has served as interim Chief Executive Officer, Interim Chief Financial Officer and other interim management roles with private and publicly traded oil and gas companies, including operators in, pre- and post-bankruptcy.  Mr. Boylan holds a BBA degree in Accounting from the University of Texas and an MBA in Finance, Economics and International Business from New York University.  Mr. Boylan is a licensed CPA in the State of Texas.

Mr. Boylan will receive an annual base salary of $120,000 and will be granted a stock option to purchase 900,000 shares of the Company’s common stock and will receive benefits generally provided to employees of the company.  Mr. Boylan will continue to serve as a principal of, and devote time to, EJC Ventures, LP.

(d)                On April 23, 2015, the Company’s board appointed Roy Jageman, age 47, as a director.  Mr. Jageman is expected to be appointed to the Company’s audit committee and compensation committee.

Since 2013, Mr. Jageman has been a private investor and consultant to the energy industry.  From 2010 to 2013, Mr. Jageman served as Executive Vice President and Chief Financial Officer of Plantation Petroleum Companies, a private equity backed oil and gas producer.  Previously, Mr. Jageman served as a co-founder and Chief Financial Officer of Ranger Gas Storage, LLC, an underground gas storage facilities developer, from 2006 to 2010, and as Executive Vice President and Chief Financial Officer of Encore Acquisition Company, a New York Stock Exchange listed exploration and production company, from 2003 to 2005.  From 1989 to 2003, Mr. Jageman held corporate finance positions with the energy investment banking groups of Simmons & Company International, Lehman Brothers, Salomon Brothers and Wasserstein Perella.  Mr. Jageman holds a BBA with a major in Finance from the University of Texas.

Item 7.01.	Regulation FD Disclosure.

On April 23, 2015, the Company issued a press release, a copy of which is attached as Exhibit 99.1, announcing the settlement, on a no admit no deny basis, of a civil administrative proceeding before the Securities and Exchange Commission and the resignation of Mr. Terwilliger, appointment of Mr. Boylan and appointment of Mr. Jageman.

Item 8.01	Other Events

On April 23, 2015, a final settlement was approved in the civil cease-and-desist proceeding previously instituted by the Securities and Exchange Commission against the Company and John F. Terwilliger.

Pursuant to the settlement, the Company and Mr. Terwilliger, without admitting or denying wrongdoing, agreed that (i) each would cease and desist from committing or causing any violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange and Rule 10b-5 promulgated thereunder; (ii) the Company would pay a civil monetary penalty in the amount of $400,000; (iii) Mr. Terwilliger would pay a civil monetary penalty in the amount of $150,000; and (iv) Mr. Terwilliger would be prohibited from serving or acting as an officer or director of a public company for a period of five years.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated April 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: April 23, 2015

	By:	/s/ John P. Boylan
John P. Boylan
Chief Executive Officer